[Letterhead of Sellers and Andersen LLC]

                        INDEPENDENT AUDITORS' CONSENT



December 1, 2003


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Oak Ridge Micro-Energy, Inc., a Colorado corporation (the "Registrant"), SEC File No. 033-20344-LA, to be filed on or about December 2, 2003, covering the registration and issuance of 700,000 shares of common stock to six individual consultants

Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended December 31, 2002 and 2001, dated April 15, 2003, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Sellers and Andersen

Sellers and Andersen, LLC
Certified Public Accountants